                            AMENDMENT TO CUSTODY AGREEMENT

    Amendment made as of this 17th day of April, 1996 by and between Dean Witter Select Municipal Reinvestment Fund (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

    Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

    "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto and as amended from time to time upon mutual agreement of the parties (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

    8.  (b)   The Custodian shall not be liable for any loss which results from
(i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

    8.  (c)   Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.


                    DEAN WITTER SELECT MUNICIPAL REINVESTMENT FUND

[SEAL]                                                By:
                                                         ----------------------

Attest:

------------------------



                                                      THE BANK OF NEW YORK


[SEAL]                                                By:
                                                         ----------------------

Attest:

------------------------

                                      SCHEDULE A

COUNTRY/MARKET                         SUBCUSTODIAN
--------------                         ------------

Argentina                              The Bank of Boston
Australia                              ANZ Banking Group Limited
Austria                                Girocredit Bank AG
Bangladesh*                            Standard Chartered Bank
Belgium                                Banque Bruxelles Lambert
Botswana*                              Stanbic Bank Botswana Ltd.
Brazil                                 The Bank of Boston
Canada                                 Royal Trust/Royal Bank of Canada
Chile                                  The Bank of Boston/Banco de Chile
China                                  Standard Chartered Bank
Colombia                               Citibank, N.A.
Denmark                                Den Danske Bank
Euromarket                             CEDEL
                                       Euroclear
                                       First Chicago Clearing Centre
Finland                                Union Bank of Finland
France                                 Banque Paribas/Credit Commercial de
                                       France
Germany                                Dresdner Bank A.G.
Ghana*                                 Merchant Bank Ghana Ltd.
Greece                                 Alpha Credit Bank
Hong Kong                              Hong Kong and Shanghai Banking Corp.
Indonesia                              Hong Kong and Shanghai Banking Corp.
Ireland                                Allied Irish Bank
Israel                                 Israel Discount Bank
Italy                                  Banca Commerciale Italiana
Japan                                  Yasuda Trust & Banking Co., Lt.
Korea                                  Bank of Seoul
Luxembourg                             Kredietbank S.A.
Malaysia                               Hong Kong Bank Malaysia Berhad
Mexico                                 Banco Nacional de Mexico (Banamex)
Netherlands                            Mees Pierson
New Zealand                            ANZ Banking Group Limited
Norway                                 Den Norske Bank
Pakistan                               Standard Chartered Bank
Peru                                   Citibank, N.A.
Philippines                            Hong Kong and Shanghai Banking Corp.
Poland                                 Bank Handlowy w Warsawie
Portugal                               Banco Comercial Portugues
Singapore                              United Overseas Bank
South Africa                           Standard Bank of South Africa Limited
Spain                                  Banco Bilbao Vizcaya
Sri Lanka                              Standard Chartered Bank

                                      SCHEDULE A

COUNTRY/MARKET                         SUBCUSTODIAN
--------------                         ------------

Sweden                                 Skandinaviska Enskilda Banken
Switzerland                            Union Bank of Switerzland
Taiwan                                 Hong Kong and Shanghai Banking
                                       Corp.
Thailand                               Siam Commercial Bank
Turkey                                 Citibank, N.A.
United Kingdom                         The Bank of New York
United States                          The Bank of New York
Uruguay                                The Bank of Boston
Venezuela                              Citibank N.A.
Zimbabwe*                              Stanbic Bank Zimbabwe Ltd.





*Not yet 17(f)5 compliant